EXHIBIT F


                       (Letterhead of Steven R. Sullivan)



                                            June 3, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


         RE: AMEREN CORPORATION - APPLICATION/DECLARATION ON FORM U-1 (FILE NO. 70-9965)

Dear Sirs:

         I refer to the Form U-1 Application/Declaration (the "Application") under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a registered holding company, and certain of its non-utility subsidiaries. In the Application, Ameren has requested authorization to invest, indirectly through its non-utility subsidiaries, up to $125 million from time to time through December 31, 2005, in the passive securities of one or more entities owning existing or new low income housing tax credit projects or historic building or other qualified rehabilitated building projects (collectively, "Tax Credit Projects"). I have acted as counsel for the applicants in connection with the Application.

         In connection with the opinions given herein, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering the opinions given herein. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies. In giving the opinions below, I have assumed that the Commission will issue an order granting the request made in the Application.

         Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that:

         1. All state laws applicable to the acquisition and continued ownership of passive interests in Tax Credit Projects will have been complied with;


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Securities and Exchange Commission
June 3, 2002
Page 2


         2. Ameren will legally acquire, indirectly through its non-utility subsidiaries, passive interests in Tax Credit Projects, as described in the Application; and

         3. The proposed transactions will not violate the legal rights of the holders of any securities issued by Ameren or any of its associate companies.

         The opinions expressed herein are limited to the laws of the State of Missouri. To the extent that any of the opinions expressed herein is based upon the laws of another State, I will obtain and rely upon opinions of other counsel qualified to practice in such jurisdictions, in form satisfactory to me, as I may deem appropriate. I hereby consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person.


                                       Sincerely,



                                       /s/ Steven R. Sullivan
                                       ------------------------------
                                       Vice President, General Counsel and
                                              Secretary